EXHIBIT 10.162

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS

DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY

WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

API SUPPLY AGREEMENT

This API Supply Agreement (this “Agreement”) is made as of this 22nd day of November, 2006 (“Effective Date”), by and between INDEVUS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware, United States of America, and having an office at 33 Hayden Avenue, Lexington, MA 02421-7971, United States (“Indevus”) and HELSINN CHEMICALS SA and HELSINN ADVANCED SYNTHESIS SA, both corporations organized and existing under the law of Switzerland and having their registered office at Via Industria 24, 6710 Biasca, Switzerland (“Helsinn”). Indevus and Helsinn hereinafter are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, Indevus holds certain rights to manufacture, market and sell pharmaceutical products containing the API (as defined below);

WHEREAS, Indevus wishes to purchase from Helsinn API In Bulk (as defined below) for subsequent formulation, tabletting, packaging, and commercial sale by Indevus or Indevus’ designee and for certain clinical and other purposes; and

WHEREAS, Helsinn has suitable facilities and equipment and sufficient qualified personnel to manufacture API In Bulk, and is willing to provide such API supply on the terms and conditions set forth below.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

I.	DEFINITIONS

As used in this Agreement:

1.1	“Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2	“Active Pharmaceutical Ingredient” or “API” means the compound [*] which is more commonly known as TROSPIUM CHLORIDE, described in and conforming to the Specifications.

1.3	“Adverse Experience” or “AE” means any unfavorable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of a product or of a derivative thereof containing API, whether or not the adverse experience is considered to be related to the use of such product, including but not limited to any of the following: an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse

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experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action; but in any event shall mean adverse drug experiences, as defined by 21 CFR Section 314.80.

1.4	“Affiliate” means with respect to a Party, any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with such Party. For this purpose, “control” shall be deemed to mean direct or indirect ownership of fifty percent (50%) or more of the stock or other equity of such entity.

1.5	“Batch” means a specific quantity of API that is produced according to a single manufacturing order during the same cycle of manufacture.

1.6	“Business Day” shall mean any day that is not a Saturday, a Sunday, a day on which the New York Stock Exchange is closed, or other day on which banks are required or authorized by law to be closed in Biasca, Switzerland.

1.7	“CFR” means the United States Code of Federal Regulations.

1.8	“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by such Party, consistent with generally-accepted industry standards for a company of comparable size and business in the industry, with regard to the diligent manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life. The term “Commercially Reasonable” shall have a corresponding meaning.

1.9	“Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one Party or any of its Affiliates to the other Party or any of its Affiliates, except any portion thereof which:

(a)	at the time of disclosure, is public knowledge;

(b)	after disclosure, becomes public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

(c)	the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party or its Affiliates;

(d)	is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing Party or any other third party to retain such Confidential Information in confidence;

(e)	results from research and development by the recipient independent of such disclosure as shown by competent evidence; or

(f)	is required to be disclosed by legal process; provided, in each case the Party so disclosing information timely informs the other Party and uses its reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and, if possible, permits the other Party to attempt by appropriate legal means to limit such disclosure, subject to the provisions of Section 4.6.

All information exchanged pursuant to this Agreement shall be considered Confidential Information. Confidential Information disclosed orally, visually and/or in another intangible form shall be identified by the disclosing Party to the receiving Party as confidential at the time of such disclosure and confirmed in writing to the receiving party within thirty (30) days after such disclosure.

1.10	“Current Good Manufacturing Practices” or the letters “GMP” or “cGMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products for human use) and in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. Parts 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, and applicable ICH Harmonised Tripartite Guideline Q7a, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed in writing from time to time between the Parties in the Quality Technical Agreement.

1.11	“DMF” means a Drug Master File as defined in 21 C.F.R. §314.420 in the United States, including all supplements and amendments thereto or any foreign counterpart of a U.S. DMF.

1.12	“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.13	“Finished Product” means any drug product containing or comprising API, in its finished, labeled and packaged form, ready for sale to the market, including all samples thereof.

1.14	“HCI” means [*], an Affiliate of Helsinn.

1.15	“Helsinn Facility(ies)” means any Helsinn or HCI manufacturing facility(ies) that is qualified or approved in the NDA to manufacture API and that is used for the manufacture of API pursuant to this Agreement.

1.16	“Helsinn Payment” means [*].

1.17	“In Bulk” means quantities of API formulated and packaged in non-retail size containers.

1.18	“Launch Period” means the period commencing on the launch date of SANCTURA XR™ in the United States and expiring on (a) December 31 of the calendar year in which such launch date occurs if the launch date occurs in the first three months of

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such year; or (b) December 31 of the calendar year immediately following the calendar year in which the launch date occurs if the launch date occurs after the first three months of such year.

1.19	“Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to third parties.

1.20	“NDA” means a New Drug Application pursuant to Section 505 of the Act submitted to the FDA or any successor application or procedure or any foreign counterpart of a U.S. New Drug Application for approval to market, including, where applicable, applications for pricing and reimbursement approval.

1.21	“Purchase Price” shall have the meaning set forth in Section 6.3 hereof.

1.22	“Quality Technical Agreement” means the quality assurance/quality control agreement to be entered into by Indevus and Helsinn in accordance with Schedule 1.22 and as contemplated by Section 3.7 and to be appended to this Agreement as Exhibit 1.22.

1.23	“Regulatory Authority” means (i) the FDA and/or (ii) any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the Territory.

1.24	“Regulatory Standards” means (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, and compliance with cGMPs, applicable to the Helsinn Facilities or Helsinn’s activities hereunder, and (ii) any laws, rules, regulations and standards of any Regulatory Authority, whether within or outside the United States that apply to such activities.

1.25	“SANCTURA XR™” means the once-daily formulation of SANCTURA® currently under development by Indevus.

1.26	“Specifications” means the quality assurance and quality release specifications for API as set forth on Schedule 1.26, subject to such modifications to the Specifications agreed between Indevus and Helsinn in writing and set forth in an amendment to this Agreement as a restated Schedule 1.26.

1.27	“Territory” means worldwide.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement.

II.	PURCHASE AND SALE

2.1	Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) Indevus hereby agrees to purchase from Helsinn an [*] per year of API for each rolling [*] period of the Initial Term commencing after the [*] and expiring after Indevus has purchased from Helsinn [*] of API (the “Minimum Purchase Requirement”), and (b) Helsinn agrees to manufacture and supply API exclusively to Indevus and/or Indevus’ designee, pursuant to purchase orders placed by Indevus from time to time, for all purposes, including without limitation, subsequent formulation, encapsulating, tabletting, packaging and commercial sale by Indevus and/or Indevus’ designees and for certain clinical and other purposes in the Territory. Helsinn shall supply the API in appropriate bulk containers. Subject to the last sentence of this Section 2.1, in the event that for any calendar year commencing on the [*] of the [*] of the[*], Indevus does not satisfy the Minimum Purchase Requirement, Indevus shall pay Helsinn the Helsinn Payment on the number of batches required to meet the Minimum Purchase Requirement for such year that were not purchased. For example, if during the calendar year commencing on the [*] anniversary of the [*] of the[*] (the [*] Contract Year”), Indevus purchases [*], but during the prior calendar year Indevus had purchased at least [*], Indevus will have satisfied the Minimum Purchase Requirement for the [*] Contract Year and no Helsinn Payment would be due for the [*] Contract Year. If however, for the prior calendar year Indevus had purchased [*], Indevus would not have satisfied the Minimum Purchase Requirement for the [*] Contract Year and a Helsinn Payment for [*] would be due for the [*] Contract Year. In the event that before the end of any calendar year commencing on the [*] anniversary of the [*] of the [*], Indevus notifies Helsinn of its inability to purchase, by the end of each rolling two year period, the number of batches required to meet in aggregate the Minimum Purchase Requirement for the applicable period, Indevus shall pay Helsinn [*] percent ([*]%) of the Helsinn Payment on the number of batches required to meet the Minimum Purchase Requirement that are not purchased by Indevus in the next calendar year if Helsinn [*] said Helsinn Payment [*]

2.2	Cooperation. Indevus and Helsinn will cooperate with each other as may be necessary and customary in consideration of industry practice, and will disclose all material information necessary to enable each other to perform their duties under this Agreement in a timely fashion.

2.3	Specific Duties. In addition to its general obligations relating to the manufacture and supply of API, Helsinn shall be responsible for performing the following services at Helsinn’s cost:

(a)	quality control and testing of all API in order to monitor compliance with all applicable Regulatory Standards, the Specifications and this Agreement;

(b)	conducting stability testing of API in accordance with the procedures set forth in the Quality Technical Agreement;

(c)	summarizing implemented changes and supplying latest versions of approved critical documentation, and providing other information necessary for Indevus to prepare, submit, obtain and maintain all regulatory filings relating to the manufacture of the API under the terms of this Agreement; and

(d)	performing such other services as agreed upon in writing by the Parties.

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III.	API QUANTITY, QUALITY AND MANUFACTURING PROCESSES; TECHNICAL ASSISTANCE

3.1	Quantity. Subject to the terms and conditions of this Agreement, Helsinn will manufacture and supply to Indevus or Indevus’ designee quantities of API ordered by Indevus or Indevus’ designee. Helsinn agrees to reserve capacity for the quantities of API as defined in Schedule 3.1. Helsinn shall have no obligation to supply quantities in excess of those set forth in Schedule 3.1, but shall use its Commercially Reasonable Efforts to accommodate Indevus demand for excess quantities.

3.2	Quality. All API manufactured and sold by Helsinn to Indevus under this Agreement will meet the Specifications, as well as the quality assurance standards established in the Quality Technical Agreement. Such Specifications, as well as the terms and conditions of the Quality Technical Agreement, are subject to modification from time to time by mutual written agreement of the Parties. Subject to the terms of this Section 3.2 and Section 6.3, prior to implementation of any such changes to the Specifications, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new Purchase Price for any API manufactured and supplied hereunder by Helsinn which embodies such changes, based solely on the effect of such changes on Helsinn’s manufacturing costs for the API (including, if applicable, any decrease in the Purchase Price in the event of any decrease in the costs of starting and raw materials used in the manufacture of the API) and (b) any other amendments to this Agreement which may be necessitated by such changes (e.g., an adjustment to the lead time for purchase orders).

3.3	Improvements

(a)	Except as set forth in sub-section 3.3 (b), for changes, including, but not limited to process changes, site changes and supplier changes intended to improve operational efficiency, effectiveness and risk-management (the “Improvements”), both Parties shall agree in writing whether to implement such Improvement or not. If the Parties agree to implement such Improvement, the Parties shall also agree in writing on an Improvement program including an assessment of the costs of implementation of the program and of the expected financial impact of the Improvement. Upon completion of the Improvement program, should the Improvement have been demonstrated to be feasible, the Parties shall agree in writing which Party will be responsible to pay documented costs and expenses for the implementation of said Improvement, being understood that should Indevus be responsible for all such costs and expenses the Purchase Price will be reduced by an amount equal to [*]% of the amount of the decrease, if any, in the costs of starting and raw materials due to the implementation of the Improvement, while should Helsinn be responsible for all such costs and expenses the Purchase Price will be reduced by an amount equal to [*]% of the amount of the decrease, if any, in the costs of starting and raw materials.

(b)	The Parties acknowledge that (i) [*], and (ii) [*]/kg (the “[*]”). Helsinn agrees to use its best efforts to [*] and to [*]. The Purchase Prices set forth on Part B of Schedule 6.3 shall be effective [*]; provided, however, that in the event that the actual [*], the Purchase Prices set forth on Part B of Schedule 6.3 [*]. For example, if the [*] is [*], the Purchase Price set forth on Part B of Schedule 6.3 [*]

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3.4	Manufacturing Processes. Helsinn has furnished and will continue to furnish to Indevus during the term of this Agreement a copy of its current production procedures and in the Quality Technical Agreement the Parties will agree upon the equipment to be used to produce the API. Except as otherwise set forth in this Agreement, costs incurred by Helsinn as a result of any such changes or modifications requested by the FDA or by Indevus and relating solely to the production of the API will be borne by Indevus; costs for other changes affecting Helsinn’s compliance with cGMP or affecting other products generally will be borne by Helsinn.

3.5	Documentation. Indevus shall provide Helsinn with initial methods and Specifications for manufacturing the API as set forth in the attached Schedule 1.26. Indevus shall also promptly provide Helsinn with all available safety data and information concerning the API, process and related materials, including without limitation all material safety data sheets (“MSDS’s”).

3.6	Communication. Helsinn and Indevus will respond to requests for support, information and approvals within ten (10) Business Days. If a complete response is not possible within such ten (10)-day period, the Party owing the response shall communicate within such ten (10)-day period the reason for the delay and when the response will be available.

3.7	Quality Technical Agreement. Within sixty (60) days after the Effective Date, the Parties shall enter into a Quality Technical Agreement outlining responsibilities and key contacts for API quality and compliance related issues. Helsinn will provide Indevus with certain production and control information for review prior to release as specified in the Quality Technical Agreement. The Quality Technical Agreement will also address, without limitation, annual product reviews, returned goods, regulatory audits, compliance with Current Good Manufacturing Practices, and such other quality related concerns deemed appropriate. The final agreed Quality Technical Agreement will be attached to this Agreement as Exhibit 1.22 and deemed a part of this Agreement. In the event that the Quality Technical Agreement contains material provisions that substantially differ from applicable comparable Regulatory Standards, the Regulatory Standards shall control.

IV.	CONFIDENTIAL INFORMATION

4.1	The Parties acknowledge that they have provided Confidential Information to each other in connection with the manufacture and supply of the API, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one Party to the other hereunder) shall be subject to the provisions of this Section IV. Any and all confidential information, knowledge, technology and trade secrets relating to the API and provided by Indevus and/or Helsinn to the other shall be deemed Confidential Information.

4.2	During the term of this Agreement and for ten (10) years thereafter, all Confidential Information disclosed and confirmed in writing and designated as confidential by the disclosing party within thirty (30) days from oral disclosure, including confidential information so designated that was disclosed by either Party prior to the Effective Date, shall be held in confidence by the receiving party, shall not be used by the receiving party for any purpose except as provided hereunder and

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shall not be disclosed to third parties except for disclosure to its Affiliates or governmental authorities, in connection with pre-clinical or clinical development activities or the manufacturing of Finished Product, or except as otherwise necessary to carry out the receiving party’s obligations under this Agreement. If a receiving party finds it necessary to disclose such Confidential Information to a third party, the receiving party will not do so without first obtaining the written consent of the disclosing party (which shall not be unreasonably withheld) and entering into an agreement with the third party which binds the third party to obligations of restricted use and disclosure no less stringent than those undertaken by the Parties in this Agreement.

4.3	Neither Party shall distribute any Confidential Information of the other except to its employees, agents or consultants who have a need to know exclusively in connection with the performance of their duties in satisfying the obligations of such Party hereunder. Any employee, agent or consultant who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. All copies of any portions of any Confidential Information distributed as provided in this Section will be identified as confidential. Upon termination of this Agreement, and upon the request of the disclosing party, the receiving party shall return or destroy all such Confidential Information and any copies thereof in its possession, except that each Party may retain one copy of Confidential Information solely for archival purposes.

4.4	Termination of this Agreement shall not operate to extinguish either Party’s obligation to treat Confidential Information as provided herein, and the same shall continue in effect in accordance with this Section.

4.5	Nothing contained herein shall be deemed to grant to either Party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other.

4.6	Neither Party shall use the name of the other, nor disclose the existence of this Agreement for any purpose, without the prior written consent of the other, which shall not be unreasonably withheld or delayed provided, however, it is understood that Indevus may make disclosure of this Agreement and the terms hereof, in any filings required by the United States Securities and Exchange Commission (“SEC”) and may file this Agreement as an exhibit to any filing with the SEC. In connection with any such filing, Indevus shall endeavor to obtain confidential treatment of economic and trade secret information and shall deliver to Helsinn in advance of any filing a redacted copy of this Agreement to enable Helsinn to give comments and suggestions on economic and trade secret information to be kept confidential.

V.	FORECASTS AND ORDERS

5.1	Forecasts.

(a)	Not later than [*] prior to the estimated launch date of SANCTURA XR™ [*], Indevus shall provide Helsinn with a forecast of its estimated requirements for API for the period [*] calendar quarters from the estimated launch date, broken down on a quarterly basis. Within [*] prior to the estimated launch date of

SANCTURA XR™, Indevus shall provide Helsinn with an updated forecast of its estimated requirements of API for the [*] calendar quarters commencing after [*] after the launch date, broken down on a quarterly basis. Within [*] days after the launch date, and thereafter on a quarterly basis during the term of this Agreement, Indevus shall provide Helsinn with a rolling forecast of its estimated requirements of API, broken down on a quarterly basis, for [*] consecutive calendar quarters (commencing at the beginning of the [*] complete calendar quarter that commences after the date of such forecast).

(b)	The first [*] calendar quarters of each forecast provided after the launch date of SANCTURA XR™ (the “Binding Portion”) shall represent a binding forecast and the remaining [*] calendar quarters of each forecast shall be non-binding and shall represent Indevus’s reasonable estimates only. Except as set forth in the preceding sentence and the first sentence of Section 5.2, all forecasts made hereunder shall be made to assist Helsinn in planning its production and shall not be binding purchase orders, and shall be without prejudice to Indevus’s subsequent purchase orders for the API in accordance with the terms of this Agreement. Each forecast provided by Indevus shall supersede any previous forecast and may be expressed in a reasonable range.

5.2	Purchase Orders. Subject to the terms and conditions of this Agreement, Indevus shall be bound to order [*]percent ([*]%) of the forecasted quantities of API that are subject to a Binding Portion of the most recent rolling forecast referred to in Section 5.1. Indevus agrees to purchase API in not less than full lot quantities, which as of the Effective Date are approximately [*] kg ([*] kilograms) per batch. Indevus or its designee shall provide Helsinn with purchase orders on the standard purchase order forms of Indevus or its designee of its requirements for API at least [*] days before it requires each delivery of API, specifying the required delivery date in each purchase order. Provided Indevus’s purchase orders do not exceed Helsinn’s reserve capacity set forth in Schedule 3.1, Helsinn shall accept all Indevus purchase orders and shall supply Indevus in accordance with them, provided, however, that in case of any conflict or inconsistency between the terms of said orders and the terms and conditions of this Agreement, the terms of this Agreement shall prevail. Indevus can increase or decrease its firm order quantities with Helsinn’s prior agreement and Helsinn can adjust its shipping quantities with Indevus’s prior agreement. Both parties shall use their Commercially Reasonable Efforts to accommodate reasonable change requests from the other. Helsinn shall use Commercially Reasonable Efforts to prevent an interruption of supply to Indevus and to execute all orders received and accepted pursuant to Article V within [*] days from the date of receipt and acceptance of the relevant order by Helsinn.

5.3	Shortages. Helsinn shall acknowledge and provide Indevus, subject to Section 5.2 above, with a written acceptance of each purchase order within five (5) Business Days following Helsinn’s receipt thereof, provided, that Helsinn shall immediately notify Indevus of any problems or unusual production situations which may adversely affect production or quality of API or its timely delivery to Indevus or its designee. In addition, if, at any time Helsinn becomes aware or anticipates that it will not be able to satisfy Indevus’s forecasts or ordered requirements for API, in whole or in part, due to any reason then Helsinn shall: (i) give Indevus notice thereof within five (5) Business Days of receipt of a particular forecast or purchase order (or upon Helsinn’s

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reasonable belief that it cannot fulfill the forecast or purchase order if such date is after such five (5) Business Day period), (ii) if such inability is partial, fulfill purchase orders with such quantities of API as are available and supply the remaining quantities of API through HCI on a timely basis and (iii) if such inability is total, fulfill purchase orders of API through HCI, provided that all API manufactured and supplied by HCI is in accordance with the Specifications, applicable Regulatory Standards, and the terms and conditions of this Agreement and the Quality Technical Agreement. In addition, in the event neither Helsinn nor HCI can fulfill such purchase orders in accordance with such requirements, Helsinn shall take all Commercially Reasonable steps including as set forth under Section 5.4, to enable Indevus to procure adequate quantities of API from a second source. In the event of any failure to supply by Helsinn, Indevus shall be relieved from its obligations under this Agreement to purchase any quantities of API identified in any Binding Portion of a forecast or outstanding purchase orders and of the Minimum Purchase Requirements. Nothing in this Section 5.3, Section 5.4 or Section 7.7, shall limit any contractual rights or remedies that may be available to Indevus on account of any failure to supply API pursuant to the terms of this Agreement.

5.4	Second Source.

At the request of Indevus, Helsinn shall take all Commercially Reasonable steps to procure all necessary licenses, permits, certifications and approvals relating to the qualification of HCI and/or another Helsinn Facility as a second manufacturer of API, and to comply and cause HCI or such other Helsinn Facility, as applicable, to comply with such other requirements, obligations and responsibilities as are necessary to fully enable HCI or such other Helsinn Facility, as applicable to undertake the manufacturing and supply of API in accordance with the Specifications, applicable Regulatory Standards, and the terms and conditions of this Agreement and the Quality Technical Agreement. Such alternative production site and all related costs and expenses shall be approved by Indevus before commencement of routine production and all actions required to have a DMF for API approved by the FDA will be put in place and agreed between both Parties. Costs and expenses related to obtainment and maintenance of the above mentioned licenses, permits, certifications and approvals shall be borne by Indevus, provided, however, that Helsinn shall bear or reimburse Indevus for all such costs and expenses incurred in the event or as a result of Helsinn’s inability to supply or fulfill its requirements under this Agreement.

5.5	API Inventory. Indevus may use any API produced by Helsinn and delivered prior to the date of this Agreement, including validation batches of API (“API Inventory”), as launch stocks and/or to satisfy Indevus’s requirements to order any API quantities subject to any Binding Portion of a forecast or purchase order requirements provided under this Agreement including the Minimum Purchase Requirements, subject to compliance with applicable laws and other provisions of this Agreement. In such event, the quantities of API Inventory used to satisfy the Binding Portion of a forecast or purchase order requirement shall be offset against the requirements to purchase the comparable quantities of API subject to any such Binding Portion of a forecast or purchase order requirement.

VI.	PRICE, SHIPMENT AND PAYMENT

6.1	Helsinn’s Responsibilities. Helsinn will properly manufacture the API so that it may be lawfully and safely shipped to Indevus or its designee worldwide. Helsinn will prepare and execute all reasonably necessary shipping documents, consisting of Packing List, Dangerous Goods Declaration, MSDS, Certificate of Analysis and Certificate of GMP compliance. Indevus will choose the carrier and the designee by indicating both on its purchase order provided to Helsinn.

6.2	Terms of Shipment. Upon receipt from Indevus of an authorization for release as set forth in Section 7.1, Helsinn will invoice API [*] (Incoterms 2000). Transportation to final destination will be carried out at the care of Helsinn, according to Indevus’s written instructions, by common carrier designated by Indevus. If Indevus does not designate a common carrier, Helsinn may select the common carrier. Risk of loss shall pass from Helsinn to Indevus [*]. All transport and insurance costs will be borne by [*]. All API to be delivered pursuant to this Agreement shall be delivered in accordance with this Section 6.2, suitably packed in bulk containers for shipment, and marked for shipment to the final destination point indicated in Indevus’ purchase order. The shipping packaging used in connection with API deliveries shall be in accordance with cGMP with respect to protection of the API during transportation, taking into consideration the mode(s) of transport Indevus has elected to use for each such shipment, the final destination point of each such shipment and reasonable expectations regarding shipment time duration and possible delays associated therewith.

6.3	Price. Helsinn shall invoice Indevus the Purchase Price for all API delivered as set forth in Schedule 6.3 attached hereto, as such schedule is amended as provided for herein and therein. Helsinn shall send its invoice at the time of shipment. For purchase orders and invoices during any particular year, the Purchase Price shall be calculated on a cumulative basis based on the quantities of API purchased during that year up to and including API purchased under the purchase order for which the calculation is being made, giving effect to any applicable credit due to volume discounts, provided, however, that within [*] days after the end of each year, the Parties shall calculate the actual Purchase Price for such year based on a calculation of the total quantities of API purchased for that year and the applicable Purchase Price for such quantities of API in accordance with Schedule 6.3 and, at Indevus’ request, Helsinn shall either refund to Indevus within ten (10) days after such reconciliation or credit against future purchases of API any amounts due Indevus for any excess payment of the Purchase Price.

6.4	Terms of Payment. Indevus will pay Helsinn the Purchase Price within [*] days after the date on which Indevus receives the invoice from Helsinn. All payments required by this Agreement shall be made in United States dollars. In the event of any late payment of any payment due hereunder, the amount of the late payment shall bear interest at the Prime Rate commencing on the date such payment is due until such date as the payment is made. “Prime Rate” for purposes of this Section 6.4 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

6.5	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Agreement, Helsinn shall provide Indevus, prior to any such payment, annually or more frequently if required, with all

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forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary (including, but not limited to, Form W8-BEN and any successor form) and Indevus shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this agreement. Indevus shall submit appropriate proof to Helsinn of payment of the withholding taxes within a reasonable period of time. Indevus will use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and Helsinn shall cooperate with such efforts.

VII.	INSPECTION AND ANALYSIS

7.1	Inspection by Helsinn. Helsinn will analyze each API lot for compliance with the Specifications. Helsinn will send to Indevus a certificate of analysis and a certificate of compliance (together with any other documentation required under the Quality Technical Agreement) prior to each shipment of API and will not release any shipment for delivery unless and until it receives from Indevus an authorization for release based on such certificates and other documents required under the Quality Technical Agreement.

7.2	cGMP Records. In this regard, Helsinn agrees to maintain and retain complete and accurate records and documents, including all manufacturing, analytical, stability testing, batch records, validation data, quality control and all records of shipment, relating to the API, necessary to comply with cGMP and fulfill the requirements established by all applicable Regulatory Authorities to the extent and for the time periods required by applicable Regulatory Standards. As required under Section 7.1 or as otherwise requested by Indevus, Helsinn shall provide Indevus with such documentation promptly.

7.3	Notice of Failure to Meet Specifications. Upon Helsinn’s discovery that any batch or lot of API fails to conform to the Specifications, Helsinn will notify Indevus within three (3) Business Days of such failure to meet the Specifications and of the nature thereof in detail, and will supply to Indevus such information related thereto as Indevus may reasonably request, including, but not limited to, all investigatory reports, data, and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any. At its expense, Helsinn shall investigate all such failures promptly, and cooperate with Indevus in determining the cause for the failure and a corrective action to prevent future failures.

7.4	Inspection by Indevus. Indevus or its authorized representative will inspect all shipments upon their receipt in order to perform acceptance testing according to applicable cGMP requirements and will report any reasonably discernible defects in the API to Helsinn within [*] days of its receipt of the API and related records. Any latent defects or defects not reasonably discernible will be reported to Helsinn by Indevus within [*] days of Indevus’s discovery of the same.

7.5	Non-Conforming API. If any API produced and delivered to Indevus or invoiced by Helsinn does not meet the Specifications and/or the warranties set forth in Article IX and Indevus has notified Helsinn of such non-compliance within [*] of its receipt of the API and related records, then at its option Indevus may require that Helsinn

(i) replace said API with API that meets the Specifications and the warranties set forth in Article IX as soon as practicable at no charge to Indevus and Helsinn shall pay all round-trip shipping and other charges to and from the destination of the original shipment, (ii) refund the Purchase Price to Indevus, or (iii) credit Indevus’s account in an amount equal to the Purchase Price for the rejected API. Helsinn shall reimburse Indevus for the reasonable costs incurred by Indevus in properly disposing of such non-conforming API. Any notice given hereunder shall specify the manner in which the API fails to conform to the purchase order therefor or fails to meet such warranty or the Specifications.

7.6	Independent Testing. If Indevus notifies Helsinn that any API does not meet the Specifications and/or the warranties in Article IX, and Helsinn does not agree with Indevus’s position, the Parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed [*] days from the date of original notification), the matter will be submitted to an independent qualified testing laboratory acceptable to both parties. Both parties will accept the judgment of the independent laboratory. The cost of such testing will be borne by the Party whose position is determined to have been in error. If the API is determined by said independent laboratory to have been conforming, then the provisions of Section 7.5 hereof shall not apply, and Indevus shall not be relieved of its obligations to pay Helsinn for such API. In the event the test results indicate that the API in question does not conform to the Specifications and/or the warranties in Article IX, Helsinn shall replace such API with API that meet the Specifications and the warranties set forth in Article IX at no additional cost to Indevus as soon as reasonably possible after receipt of such results.

7.7	Replacement API. In the event that Helsinn is unable to supply acceptable replacement API within [*] days of receipt of Indevus’ notice under Section 7.5 or of the results of the independent testing under Section 7.6, as applicable, then Helsinn shall fulfill such requirements through HCI, provided that all API manufactured and supplied by HCI is in accordance with the Specifications, applicable Regulatory Standards, and the terms and conditions of this Agreement and the Quality Technical Agreement.

VIII.	REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

8.1	General.

(a)	Helsinn shall (i) be responsible for obtaining and maintaining all site licenses and registrations for the manufacture of the API at the Helsinn Facility where the API is manufactured and will make copies of such registrations and all related documents available to Indevus and its designee for inspection upon Indevus’ reasonable request; (ii) take all steps necessary to pass inspection by and shall comply with other applicable regulations promulgated by, but not limited to, the FDA and [*] and any other applicable Regulatory Authority in connection with Helsinn’s manufacture of the API; and (iii) file with the FDA and any other applicable Regulatory Authority DMFs relating to the API. Helsinn hereby grants Indevus and/or Indevus’ designees the rights to reference any such DMF in Indevus’ and/or Indevus’ designees regulatory submissions and, upon Indevus’ request, will provide Indevus and/or Indevus’ designees with a letter of authorization authorizing Indevus and/or Indevus’ designees to reference such DMF.

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(b)	Indevus shall be responsible for obtaining and maintaining all regulatory approvals for the use of the product incorporating the API for all the purposes set forth in Section 2.1 above.

IX.	REPRESENTATIONS AND WARRANTIES

9.1	General.

(a)	Helsinn represents and warrants to Indevus that (i) it has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has and will maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder; (iii) the production facility, equipment and personnel to be employed will be qualified to manufacture API according to cGMP at the time each such batch of API is produced, and that the production facility to be employed is in compliance with all applicable material laws and regulations; (iv) neither Helsinn nor any of its employees engaged in performing Helsinn’s obligations under this Agreement, is, nor shall it or any of such individuals be at the time of performing any of the activities to be performed by Helsinn hereunder, disqualified or debarred by the FDA or any other Regulatory Authority for any purpose pursuant to 21 U.S.C Section 355a or any foreign equivalent thereof; (v) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility to be employed which would cause the API to be misbranded or adulterated within the meaning of the Act or other applicable laws; (vi) the execution, delivery and performance of this Agreement by Helsinn does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which Helsinn is a party; (vii) the execution, delivery and performance of this Agreement by Helsinn does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or Regulatory Authority (other than those relating to the granting of approval to commercialize the product containing the API); and (viii) to Helsinn’s knowledge, the use by Helsinn, complying with the terms and conditions of this Agreement, of Helsinn Confidential Information, of any information related to the API that was not supplied by Indevus to Helsinn, or of any procedures, processes and/or other manufacturing know-how that were independently known by Helsinn or that were invented, discovered or developed by Helsinn or any Helsinn Affiliate or agent, does not infringe upon any third party’s intellectual property rights.

(b)	Indevus represents and warrants to Helsinn that (i) it has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by Indevus including the delivery and disclosure to Helsinn of the Specifications, the Confidential Information, Indevus’ know-how and any other information disclosed by Indevus in writing specifically for use in connection with the manufacture of the API does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which Indevus is a party; (iii) the execution, delivery

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and performance of this Agreement by Indevus including the delivery and disclosure to Helsinn of the Specifications, the Confidential Information, Indevus’ know-how and any other information disclosed by Indevus in writing specifically for use in connection with the manufacture of the API does not require the consent of any third party or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the product containing the API); (iv) all Indevus Confidential Information (including but not limited to Indevus’s know-how) necessary to allow Helsinn to manufacture the API has been made available to Helsinn, subject to confidentiality obligations and solely for the purpose of manufacturing such API; such Confidential Information is accurate and complete in all material respects and Indevus has not, up to and including the Effective Date, omitted to furnish Helsinn with any information in its possession concerning the API or the transactions contemplated by this Agreement, which would be material to Helsinn’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein; (v) to Indevus’ knowledge, the use by Helsinn, complying with the terms and conditions of this Agreement, of the Specifications, the Indevus Confidential Information (including but not limited to Indevus’s know-how) or any other information supplied by Indevus to Helsinn in writing specifically for use in connection with the manufacture of the API and that was not independently known or invented, discovered or developed by Helsinn or any Helsinn Affiliate or agent, does not infringe upon any third party’s intellectual property rights; and (vi) any and all materials (including raw materials) supplied by or on behalf of Indevus to Helsinn specifically for use in connection with the manufacture of the API, comply with all applicable specifications, laws and regulations (including any applicable regulatory requirements) and fit for the purpose of allowing Helsinn to perform the activities provided for hereunder.

9.2	Manufacturing Warranty. Helsinn warrants that all API supplied to Indevus will be manufactured in accordance with and conform to the Specifications, cGMPs, the Quality Technical Agreement in effect at the time of manufacture, other applicable Regulatory Standards and such quality assurance and quality control practices as are standard in the pharmaceutical manufacturing industry; Helsinn makes no warranty, and shall have no responsibility of any kind whatsoever, in connection with any Finished Product, except to the extent attributable to the API and subject to the provision of Section 14.1.

9.3	Warranty Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THIRD PARTY CLAIMS COVERED BY ARTICLE XIV, THE REMEDIES SET FORTH IN SECTION 7.5, 7.6 AND 7.7 SHALL BE THE SOLE REMEDIES AVAILABLE TO INDEVUS WITH RESPECT TO ANY DEFECT IN QUALITY THAT IS DISCOVERED AND REPORTED PURSUANT TO THE PROVISIONS OF SECTION 7.4, 7.5 or 7.6, AS APPLICABLE.

X.	QUALITY CONTROL, RECORDS AND INSPECTIONS

10.1	Retained Samples. Helsinn will maintain a sample of API from each lot as required by applicable regulatory standards or as otherwise mutually agreed by Indevus and Helsinn. Helsinn will be responsible for maintaining and storing retention samples of the API as may be required by applicable regulatory standards and the Quality Technical Agreement. Helsinn shall provide Indevus with reasonable access to and portions of the retained samples upon Indevus’ request. Preservation samples/retained samples, as referred to herein, do not include samples retained for purposes of stability testing.

10.2	Validation. Helsinn will validate all process, methods, equipment, utilities, facilities and computers used in the formulation, storage, testing and release of API in conformity with all applicable laws and regulations. Indevus will have the right to review the results of said validation upon request.

10.3	Quality Compliance. Helsinn will provide Indevus with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the API, as well as all FDA or other applicable Regulatory Authority reports regarding testing, manufacture, bulk packaging or labeling of the API.

10.4	Manufacturing Records. Helsinn will maintain complete and accurate records relating to the API and the manufacture, bulk packaging, labeling and testing thereof for the period required by applicable Regulatory Standards, and Helsinn shall provide copies thereof to Indevus upon Indevus’s request. The records shall be subject to audit and inspection under this Article X.

10.5	Batch Records. Records which include the information relating to the manufacturing, bulk packaging and quality operation for each lot of API will be prepared by Helsinn at the time such operations occur. Helsinn will prepare such records in accordance with cGMP’s, the Specifications and the Quality Technical Agreement.

10.6	Records Retention. Helsinn will retain records and documents for periods meeting all applicable regulations of the FDA, or other applicable regulatory authority and make such records and documents available to Indevus upon Indevus’ reasonable request.

10.7	Regulatory Communications and Inspections. Helsinn will promptly, but in any event not later than three (3) Business Days after notice or the same day as any unannounced contact, inspection or audit commences, inform Indevus of any contact, inspection or audit by any Regulatory Authority or governmental agency (other than ISO 14001 and FCOS inspections), related to or affecting the API or a Helsinn Facility where the API is manufactured. Authorized representatives of Indevus shall have the right to be present during the inspection and/or during the close-out session with any Regulatory Authority inspectors. Helsinn will promptly provide Indevus with copies of any government-issued inspection observation reports (including without limitation FDA Form 483s, warning letters, citations and/or equivalent or similar forms from other Regulatory Authorities) and/or agency correspondence that may reasonably be expected to affect the API or a Helsinn Facility where the API is manufactured, or that relates to any related license or permit issued to Helsinn in connection with the API manufacture. Helsinn and Indevus will cooperate in resolving any concerns with any Regulatory Authority and Helsinn will provide Indevus with a written copy of any proposed response at least five (5) Business Days prior to submitting such response and of the actual responses submitted to any Regulatory Authority and with a summary of the corrective action(s) taken or planned by Helsinn. Helsinn will do all its best efforts to rectify or resolve any deficiencies noted by any Regulatory Authority that relate to Helsinn’s ability to supply API hereunder. Helsinn will also inform Indevus of any action taken by any governmental agency against Helsinn or any of its officers and employees which may reasonably be expected to adversely affect the API or Helsinn’s ability to supply API hereunder within 24 hours after the action is taken. Helsinn will also provide Indevus with copies of all other communications or correspondence between Helsinn and any Regulatory Authority relating to Helsinn’s activities under this Agreement within forty-eight (48) hours after receiving or providing such communication or correspondence.

10.8	Indevus Inspections and Audits. Indevus employees or Indevus authorized representatives will have the right during normal business hours, at reasonable intervals and upon giving Helsinn at least thirty (30) Business Days advance notice (two (2) Business Days in the event of a recall attributable to the API) to inspect and audit at Indevus’s sole expense, (a) the Helsinn Facilities used in the manufacturing, bulk packaging, storage, testing, shipping or receiving of API and (b) manufacturing and quality control records and other documentation relating to such activities for the purpose of verifying the compliance of the API manufacture with the requirements provided for in this Agreement, the Quality Technical Agreement and with current Good Manufacturing Practices, provided, however that, if circumstances arise that in Indevus’s reasonable judgment require that its representatives inspect the Helsinn Facilities more than once per calendar year, the Parties shall discuss such circumstances and agree in good faith upon additional inspections and appropriate means for addressing such circumstances. All such employees and representatives shall be bound by the same confidentiality obligations as contained herein and shall abide at all times with Helsinn’s rules and regulations, including without limitation safety rules and regulations. Such inspections may include cGMP inspections and system audits. Persons conducting such inspections will have access only to documents, records, reports, data, procedures, facilities, regulatory submissions and communications, and all other information required to be maintained by applicable government regulations relating to the API. Helsinn shall take appropriate actions to adopt reasonable suggestions of Indevus to correct any deficiencies identified by such inspection or audit and shall provide Indevus with reasonable documentary and other evidence of such correction. The duration of each inspection or audit will be limited to no more than five (5) days, being however understood that in any case said inspections and audits may not interfere with Helsinn’s normal operations.

XI.	COMPLAINTS, ADVERSE EVENTS AND RECALLS

11.1	API Complaints and AEs. Indevus shall maintain complaint files with respect to the product containing API in accordance with cGMPs. In the event that Helsinn should receive any API complaints and/or AEs notices from third parties, Helsinn will promptly notify Indevus by facsimile or other electronic transmission within two (2) Business Days of its receipt thereof. All such notices shall be sent to the attention of James Shipley, M.D.,

Senior Vice President-Clinical Development and Regulatory Affairs at Indevus, facsimile number 781-761-0559. Indevus shall promptly provide Helsinn with copies of any complaints received by Indevus relating to the manufacture or bulk packaging of the API. Indevus shall have the exclusive responsibility for responding to all complaints, and for promptly providing Helsinn with a copy of any responses to complaints relating to the manufacture or bulk packaging of the API. Indevus or its affiliates shall have responsibility for reporting all complaints relating to the product containing API to the FDA and any other Regulatory Authorities, including, but not limited to, complaints relating to the manufacture or bulk packaging of the API as well as adverse experience (AE) reports. Indevus will correspond with complainants as to any complaints associated with product containing API, whether received during or after the term hereof. Helsinn will reasonably assist Indevus in investigating API complaints relating to the manufacture or bulk packaging of the API by analyzing API and manufacturing processes to determine the nature and cause of an alleged API manufacturing defect or alleged API failure. Helsinn will also reasonably assist Indevus, if so expressly required by Indevus from time to time, in the investigation of any Adverse Experience (AE) reported to either Party when such AEs are reasonably believed to be attributable to the manufacture or bulk packaging of the API. If Indevus determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to an AE or API complaint relating to the manufacture or bulk packaging of the API, Helsinn will reasonably conduct the evaluation and use its reasonable effort to provide Indevus with a written report of such evaluation within thirty (30) days from receipt of Indevus’s written request for same, together with samples of the API from the relevant lot. The obligations and responsibility in connection with the above AEs and the management of the same shall pertain exclusively to Indevus.

11.2	Recall Action. If Indevus should elect or be required to initiate a recall, withdrawal, stock recovery or field correction (each, or collectively, a “Recall”) of API or product containing API because of supply by Helsinn of API that does not conform to the Specifications and warranties established by this Agreement, subject in any case to Section 14.1 hereunder, Indevus will notify Helsinn and provide Helsinn a copy of its recall letter prior to initiation of the recall. Helsinn will assist Indevus (and its designee) in an investigation to determine the cause and extent of the problem. All regulatory authority contacts and coordination of any recall activities will be initiated by, and will be the sole responsibility of, Indevus.

11.3	Recall Expenses. If a Recall of any product containing API is necessary, requested by any Regulatory Authority or otherwise advisable for any reason, Helsinn and Indevus shall each bear the costs of the Recall in proportion to each Party’s responsibility for the error necessitating the recall or withdrawal. For purposes of this Agreement, such costs shall include the expenses of notification and destruction or return of the recalled or withdrawn API or Finished Product and all other documented out-of-pocket costs incurred in connection with such Recall but shall not include lost profits or opportunity costs of either Party.

11.4	Recall Records. Helsinn will maintain complete and accurate records for such periods as may be required by applicable law or regulation.

11.5	Discontinuation of Sales. Indevus, at any time and without liability to Helsinn, shall be entitled to cease, permanently or temporarily, sales of Finished Product in any country if continued sales of Finished Product in such country would be in violation of any applicable laws or regulations, or if Indevus determines that there is an ethically valid reason to cease such sales based on medical or scientific concerns relating to such Finished Product.

XII.	INSURANCE

12.1	During the term hereof, Helsinn shall maintain in full force and effect valid and effective insurance policies, including product liability insurance policies, in connection with its obligations, liabilities, representations and warranties as contemplated herein. In particular, Helsinn’s product liability coverage shall be not less than US$ [*] (United States Dollars [*]) (or the equivalent amount in other currency) per loss occurrence and per aggregated loss occurrences per year provided such coverage is available at commercially reasonable rates. If such coverage is not so available, Helsinn will immediately provide notice thereof to Indevus. Helsinn will provide to Indevus, upon Indevus’s written request, evidence of liability insurance coverage and the amounts thereof. Such coverage shall be maintained for not less than seven (7) years following expiration or termination of this Agreement for any reason.

12.2	During the term hereof, Indevus agrees to maintain in full force and effect valid and effective insurance policies, including product liability insurance policies, in connection with its obligations, liabilities, representations and warranties as contemplated herein. In particular, Indevus’s product liability coverage shall be not less than US$ [*] (United States Dollars [*]) per loss occurrence and per aggregated loss occurrences per year provided such coverage is available at commercially reasonable rates. If such coverage is not so available, Indevus will immediately provide notice thereof to Helsinn. Indevus will provide to Helsinn, upon Helsinn’s written request, evidence of adequate liability insurance coverage and the amounts thereof. Such coverage shall be maintained for not less than seven (7) years following expiration or termination of this Agreement for any reason.

XIII.	INVENTIONS

13.1	Subject to Section 13.2 hereunder, any information, inventions, improvements or the like derived or coming from Indevus’ Confidential Information or from any other information related to the API, howsoever gained or obtained by Helsinn, will be automatically considered as Confidential Information under the terms of the Section IV and will have to be immediately communicated and delivered to Indevus, and will be considered the exclusive property of, and all right, title and interest will be owned by, Indevus.

13.2	It is expressly agreed that Section 13.1 above is not applicable to those works, information and improvements (and relevant intellectual property rights) related exclusively to procedures, processes and manufacturing know-how of Helsinn’s factories which may be developed by Helsinn in the course of API manufacture hereunder but which relate to manufacturing operations generally. In this case, therefore, any resulting information, and the relevant intellectual property rights, shall belong to Helsinn.

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XIV.	INDEMNIFICATION

14.1	By Helsinn.

(A) Helsinn will indemnify and hold harmless Indevus, its Affiliates, directors, officers, employees, agents, successors, and assigns (collectively, “Indevus Indemnified Parties”) from and against any and all Losses arising out of, attributable to or resulting from any third party claim, suit or action related to or alleging (i) any failure of the quality of the API supplied hereunder, including any failure of the API to conform to the Specifications; (ii) any negligent or wrongful act or any breach by Helsinn of any of its obligations, representations and/or warranties hereunder; or (iii) the infringement of third parties’ intellectual property rights due to the use by Helsinn of any Helsinn Confidential Information in each case except to the extent caused by the negligence or willful misconduct of Indevus or any breach by Indevus of any of its obligations, representations and/or warranties hereunder.

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14.2	By Indevus.

(A) Indevus will indemnify and hold harmless Helsinn, its Affiliates, directors, officers, employees, agents, successors, and assigns (collectively, “Helsinn Indemnified Parties”) from and against any and all Losses arising out of, attributable to or resulting from any third party claim, suit or action in any way related to or alleging (i) any failure in the quality of the API supplied hereunder which (a) is due to any defect in the Indevus Confidential Information, or the Specifications supplied to Helsinn by or on behalf of Indevus for use in connection with the manufacture of the API, or (b) results from any API quantities which have been adulterated or otherwise mistreated by Indevus; (ii) the processing of said API into Finished Product and/or the distribution and sale of said Finished Product to clients; (iii) any negligent or wrongful act or any breach by Indevus of any of its obligations, representations and/or warranties hereunder, or (iv) the infringement of third parties’ intellectual property rights due to the use by Helsinn, in accordance with the terms and conditions of this Agreement, of the Specifications and/or of the Indevus Confidential Information (including but not limited to Indevus’ know-how) supplied by Indevus to Helsinn for use in connection with the manufacture of the API; in each case except to the extent caused by the negligence or willful misconduct of Helsinn, or any breach by Helsinn of any of its obligations, representations and/or warranties hereunder.

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14.3	By Each Party. In the event that negligence or willful misconduct of both Helsinn and Indevus contribute to or is determined to have contributed to, any such loss, damage, claim, injury, cost or expense, Helsinn and Indevus will each indemnify and hold harmless the other with respect to that portion of the loss, damage, claim, injury, cost or expense (including costs of defense thereof) attributable to its negligence or willful misconduct.

14.4	Procedures. In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying party, provided that the failure to give such notice shall not excuse the indemnifying party from its indemnity obligations hereunder unless the indemnifying party is materially prejudiced by such failure. The Party being

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indemnified shall cooperate fully with the indemnifying party throughout the pendency of the claim, lawsuit or liability, and the indemnifying party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability including the retention of legal counsel engaged to handle such matter provided, however, that, (a) neither Party shall, without the written consent of the other Party, which shall not be unreasonably withheld, as part of any settlement (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party and (b) the indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but as its own expense. If the indemnifying Party fails to assume the defense within a reasonable time, the indemnified party may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnifying party pursuant to the indemnity provisions provided for herein. Neither Party shall be liable for any costs resulting from any settlement made by a Party without the prior consent of the other Party to such settlement, which consent shall not be unreasonably withheld or delayed.

XV.	LIMITATION OF LIABILITY

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL HELSINN OR INDEVUS BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT WITH THE EXCEPTION OF DAMAGES ARISING OUT OF AND/OR CONNECTED WITH: (A) BREACH BY INDEVUS OF SECTION 9.1(b) POINTS (ii) AND (v) OR (B) BREACH BY HELSINN OF SECTION 9.2 DUE TO THE NON COMPLIANCE OF THE API PRODUCED BY HELSINN WITH THE SPECIFICATIONS, cGMPs AND THE QUALITY TECHNICAL AGREEMENT IN EFFECT AT THE TIME OF MANUFACTURE.

XVI.	TERMINATION

16.1	Term. This Agreement shall become effective and remain in effect for a period of [*] years from the Effective Date (the “Initial Term”) and, unless either Party gives written notice of non-renewal at least 1 (one) year prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of 2 (two) years.

16.2	Breach. If either Party hereto commits a material breach of any of its obligations hereunder, the non-breaching Party may, at its option, without prejudice to any other legal remedy available to the non-breaching Party, terminate this Agreement by giving the other Party at least [*] days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching Party cures said breach prior to the specified termination date (or prior to the expiration of a longer period as may be reasonably necessary to cure a breach, provided that the breaching Party is making diligent efforts to cure such breach, and provided further that such longer period shall not in any event exceed [*] days from the date of notice).

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16.3	Termination by Indevus. Indevus shall have the right to terminate this Agreement at any time by giving [*] days’ written notice if the FDA or any other Regulatory Authority takes any action which would prohibit or materially restrict the manufacture, sale or use of Product in the United States or if the Product is otherwise withdrawn from the market in the United States.

16.4	Insolvency. Either Party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

16.5	Survival. Sections 9.1, 9.2, 12.1, 12.2 and Articles IV and XIV covering representations and warranties, insurance, confidentiality and indemnification will survive termination of this Agreement on the terms set forth therein. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Termination will not affect the liability of either Party by reason of any act, default, or occurrence prior to said termination.

16.6	Upon termination or expiration of this Agreement, Helsinn shall return to Indevus or Indevus’ nominee any and all materials in its stock and belonging to Indevus and shall deliver to Indevus, any remaining API subject to outstanding purchase orders or any Binding Portion of a forecast. Indevus shall pay Helsinn [*] of the applicable Purchase Price of such API if [*] or [*] of the Purchase Price [*].

XVII.	GOVERNING LAW AND ALTERNATIVE DISPUTE RESOLUTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States, without giving effect to the conflict of laws provisions thereof.

17.2	The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within sixty (60) days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officers of the Parties. Such persons shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) days after such notice is received by the Party to whom the notice was sent. If such persons are unable to settle the Dispute between them within thirty (30) days, they shall so report to the Parties in writing. The Dispute shall then be referred to arbitration as set forth below. Any Dispute, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, which cannot be settled amicably by the Parties, shall be settled by arbitration in accordance with the rules of the International Chamber of Commerce, Paris (“ICC”) in force on the date when the Notice of Arbitration is submitted in accordance with these rules.

The arbitration proceedings shall be held in the English language in New York City (NY, USA). The arbitral tribunal shall consist of three arbitrators with appropriate experience in the pharmaceutical industry: one arbitrator shall be appointed by each

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of Helsinn and Indevus and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. The arbitrators shall not have the power to award or assess punitive damages against either Party. The arbitrators shall have the authority to grant specific performance. Any award so rendered shall be final and binding and judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such Dispute would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the costs of the arbitration levied by the ICC.

XVIII.	MISCELLANEOUS

18.1	Headings. The headings and captions used herein are for the convenience of the parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

18.2	Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable, to the fullest extent permitted by law. If any such affected provision materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith so as to amend the provisions of this Agreement so as to preserve and afford to each Party the full extent of benefits that this Agreement is intended to provide, failing which amendment this Agreement may be terminated upon 10 (ten) days written notice by either Party.

18.3	Entire Agreement. This Agreement, including all those Schedules and Exhibits appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same except for the Confidential Disclosure Agreement dated April 22, 2005 which shall remain in full force and effect on the terms set forth therein. Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by the duly authorized representatives of the Parties. Neither Party has relied on any representation except as may be expressly set forth herein.

18.4	Assignability. This Agreement and the rights hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided, however, that either Party may assign this Agreement to an Affiliate without such consent, and provided further that in the event of a merger, acquisition or sale of substantially all of the assets of Indevus relating to or including the Finished Product, or similar corporate transaction, this Agreement or all or any portion of the rights and obligations of Indevus under this Agreement may be assigned to the surviving or acquiring entity in that transaction without such consent. In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

18.5	Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.6	Waiver. The failure of a Party to insist upon strict performance of any of the terms and conditions of this Agreement by the other Party shall not constitute a waiver of any of the provisions hereof and no waiver by either Party of any of said terms and conditions shall be deemed to have been made unless expressed in writing and signed by such waiving Party.

18.7	Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of, and not caused by the negligence, intentional conduct or misconduct of, such Party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency, to the extent of and for so long as such Force Majeure continues, provided that the affected Party uses Commercially Reasonable Efforts to avoid or remove the causes of such Force Majeure with the utmost dispatch. Any occurrence of Force Majeure shall be reported promptly to the other Party and the affected Party shall regularly update the other Party as to its efforts to remove the causes. A Party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance. In the event that Force Majeure preventing performance shall continue for more than six (6) months, either Party may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date and except for any obligations that survive termination.

18.8	Remedies. Each Party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other Party, and therefore that any such breach or threatened breach may entitle such Party to seek injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

18.9	Good Faith. The Parties agree to perform this Agreement in a spirit of good faith and fair dealing, and each will seek to avoid intentionally doing anything that would deprive the other of the full benefits contemplated hereunder. Neither Party will use any affiliate or third party as a means of avoiding its responsibilities under this Agreement. The Parties agree to communicate openly and in a spirit of co-operation to insure that all services are rendered in accordance with the highest degree of professional competence, current Good Manufacturing Practices and any other applicable Regulatory Standards.

18.10	Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute Indevus and Helsinn as partners, agents or employees of the other, including with respect to this Agreement, or as establishing a joint venture. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other Party.

18.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

18.12	Notices. Except as otherwise expressly stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by overnight courier service, certified or registered air mail, postage prepaid, or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective parties. Notices shall be deemed effective on the date of mailing.

If to Indevus:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971, United States

Attn: Chief Executive Officer

Fax: +1 781. 862. 3859

All Helsinn invoices and/or charges in billing should be directed to the Accounting Department at:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971, United States

Attn: Corporate Controller

Fax: +1 781. 674.2448

If to Helsinn:

Helsinn Chemicals SA

Via Industria 24

6710 Biasca

Switzerland

Attention: Commercial Division

Facsimile: + 41 91 873 01 11

All Indevus purchase orders shall be sent to:

Helsinn Chemicals SA

Via Industria 24

6710 Biasca

Switzerland

Attention: Commercial Division

Facsimile: + 41 91 873 01 11

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IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first above written.

HELSINN CHEMICALS SA		INDEVUS PHARMACEUTICALS, INC.

/s/ Dr. Paolo Guainazzi		/s/ Glenn L. Cooper, M.D.
By:	Dr. Paolo Guainazzi	By:	Glenn L. Cooper, M.D.
	General Manager	Title:	Chairman and Chief Executive
Officer

HELSINN ADVANCED SYNTHESIS SA

/s/ Dr. Enrico Braglia
By:	Dr. Enrico Braglia
Managing Director

Schedule 1.22

Helsinn undertakes to comply with cGMP, where applicable, the Specifications, the relevant DMF in the country to which API shall be delivered, the know-how and any other requirements agreed in writing between the Parties applicable to the manufacture, storage (including raw materials) and delivery of the API. The respective responsibilities of Helsinn and Indevus with regard to applicable cGMP regulations shall be defined in detail in the Quality Technical Agreement, which shall be attached hereto as Exhibit 1.22.

Schedule 1.26

API Specifications

The Parties have agreed upon the Specifications for the API as set forth herein. The Parties shall agree upon any modifications to the Specifications set forth herein in writing.

I. Specifications

[*]

II. Specifications

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

Schedule 3.1

Helsinn Reserve Capacity

The minimum annual capacity to be reserved by Helsinn for the Initial Term of this Agreement is the greater of [*] batches (approximately [*] kg per batch) or [*] of the Binding Portion of any forecast. [*] months before the expiry of the Initial Term the Parties shall meet and discuss to seek an agreement in good faith on the minimum annual capacity to be reserved by Helsinn for the further term of this Agreement following the Initial Term.

[*]	CONFIDENTIAL TREATMENT REQUESTED

Schedule 6.3

Purchase Price (1)

Subject to the terms and conditions of this Agreement, the Purchase Price/kg of API [*] shall be as follows:

A. Assuming [*]:

Number of Batches purchased per year:	Purchase Price/kg:
[*]

B. Assuming [*]:

Number of Batches purchased per year:	Purchase Price/kg:

[*] (2)

(1) Based on:

(a)    an exchange rate range of [*], subject to adjustment in the event the exchange rate is outside the range, based solely on the difference between the actual exchange rate and the applicable end of the range;

[*]

(c)    [*]; and

(d)    pricing does not include [*], which are being paid by Indevus pursuant to [*]

(2) The Parties agree to amend this schedule to provide for appropriate Purchase Prices, consistent with the overall terms and conditions of this Agreement, for purchases of other than [*] batches of API as soon as practicable after [*]

[*]	CONFIDENTIAL TREATMENT REQUESTED